UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2008

Compliance Systems Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-131862	20-4292198
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

90 Pratt Oval, Glen Cove, New York	11542
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 674-4545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02 Unregistered Sales of Equity Securities.

On May 6, 2008, we, Compliance Systems Corporation, a Nevada corporation, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Agile Opportunity Fund, LLC (“Agile”). The Purchase Agreement contemplates our sale to Agile of a Secured Convertible Debenture (the “Initial Debenture”) in the original principal amount of $300,000 and maturing on November 6, 2009, and a second Secured Convertible Debenture (the “Additional Debenture” and, collectively with the Initial Debenture, the “Agile Debentures”) in the same original principal amount and having the same maturity date as the Initial Debenture. The purchase price of each of the Agile Debentures is $300,000. The Purchase Agreement further provided that, for no further consideration, we would issue to Agile 3 million shares (each, an “Initial Equity Incentive Share”) of our common stock, par value $0.001 per share (the “Common Stock”), in connection with the sale and issuance of the Initial Debenture and an additional 2 million shares (each, an “Additional Equity Incentive Share” and, collectively with the Initial Equity Incentive Shares, the “Agile Equity Incentive Shares”) of our Common Stock in connection with the sale and issuance of the Additional Debenture.

The Agile Debentures are to bear interest at the rate of 15% per annum, payable monthly, although the Agile Debentures further provide that, in addition to interest, Agile is entitled to an additional payment, at maturity or whenever principal is paid, such that Agile’s annualized return on the amount of principal payment so paid equals 30%. The principal and all accrued and unpaid interest under the Agile Debentures are, at the option of Agile, convertible into shares of our Common Stock at a conversion price of $0.05 per share (subject to anti-dilution adjustment).

The Purchase Agreement also provides that our obligations under the Agile Debentures are, with a limited exception, to be secured by a first priority security interest in all of our assets and that our two executive officers and sole members of our board of directors, Dean Garfinkel and Barry Brookstein, provide limited non-recourse guarantees and pledge all of their shares of serial preferred stock as further security for the full satisfaction of all of our obligations under the Agile Debentures.

We sold and issued the Initial Debenture and issued the 3 million Initial Equity Incentive Shares to Agile contemporaneous with our entering into the Purchase Agreement on May 6, 2008 and received gross proceeds from such sale of $300,000. At the closing of the sale and issuance of the Initial Debenture, as contemplated by the Purchase Agreement, (a) we entered into the Security Agreement with Agile, (b) each of Dean Garfinkel and Barry Brookstein entered into a Limited Non-Recourse Guaranty Agreement with Agile, (c) Messrs. Garfinkel and Brookstein entered into a Stock Pledge Agreement with Agile, (d) Mr. Garfinkel delivered to Agile stock certificates representing the 466,750 shares of serial preferred stock owned by himself being pledged by Mr. Garfinkel pursuant to such Stock Pledge Agreement and (e) Mr. Brookstein delivered to Agile stock certificates representing an aggregate of 2,307,593 shares of serial preferred stock owned by himself and an entity controlled by Mr. Brookstein being pledged by Mr. Brookstein and such controlled entity to Agile pursuant to such Stock Pledge Agreement.

In connection with our sale and issuance of the Initial Debenture and the 3 million Initial Equity Incentive Shares, we issued to our investment banker, Cresta Capital Strategies, LLC, five-year warrants (the “Cresta Warrants”) to purchase 900,000 shares (the “Cresta Warrant Shares”) of Common Stock at a purchase price of $0.05 per share.

We believe that the issuances of the Initial Debenture, 3 million Initial Equity Incentive Shares and Cresta Warrants are, and the issuances of the Additional Debenture, 2 million Additional Equity Incentive Shares and 900,000 Cresta Warrant Shares, if any, will be, transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by reason of the exemption from registration granted under Section 4(2) of the Securities Act due to the fact that the issuances and sales of the shares were (or, in the case of the Additional Debenture and Additional Equity Incentive Shares, will be) conducted pursuant to a series of related transactions not involving any public offering.

Item 9.01 Financial Statements and Exhibits.

Set forth below is a list of exhibits to this Current Report on Form 8-K:

Exhibit
Number	Description
10.1	Securities Purchase Agreement, dated as of May 6, 2008, between Compliance Systems Corporation and Agile Opportunity Fund, LLC.
10.2	Secured Convertible Debenture of Compliance Systems Corporation, dated May 6, 2008, in the principal amount of $300,000 and payable to Agile Opportunity Fund, LLC.
10.3	Security Agreement, dated as of May 6, 2008, between Compliance Systems Corporation and Agile Opportunity Fund, LLC.
10.4	Limited Non-Recourse Guaranty Agreement, dated as of May 6, 2008, between Dean Garfinkel and Agile Opportunity Fund, LLC.
10.5	Limited Non-Recourse Guaranty Agreement, dated as of May 6, 2008, between Barry Brookstein and Agile Opportunity Fund, LLC.
10.6	Limited Non-Recourse Guaranty Agreement, dated as of May 6, 2008, between Spirits Management, Inc. and Agile Opportunity Fund, LLC.
10.7	Stock Pledge Agreement, dated as of May 6, 2008, between (sic) Agile Opportunity Fund, LLC, Dean Garfinkel and Barry Brookstein.
10.8	Warrant Certificate of Compliance Systems Corporation, dated as of May 6, 2008, registered in the name of Cresta Capital Strategies, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2008	Compliance Systems Corporation

	By:	/s/ Dean R. Garfinkel
Dean R. Garfinkel, President

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